Exhibit 99.1

Ascent Industries Co. Reports Fourth Quarter and Full Year 2022 Results
Second Consecutive Year of Growth in Net Sales and Net Income Year-Over-Year, Reflecting Continued Improvements Across the Organization

Ascent Chemicals Continues to Outperform with Year-Over-Year Growth in Net Sales, Net Income, and Adjusted EBITDA for Full Year 2022

Fourth Quarter Net Income of $0.1 Million and Adjusted EBITDA of Negative $2.0 Million Includes Net Loss of $8.9 Million and Adjusted EBITDA of Negative $7.4 million Attributable to its Munhall Facility1

Oak Brook, Illinois, March 31, 2023 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production and distribution of industrial tubular products and specialty chemicals, is reporting its results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Summary

(in millions, except per share and margin)	Q4 2022	Q4 2021	Change
Net Sales	$81.6	$95.7	-14.7%
Gross Profit	$1.6	$19.9	-92.0%
Gross Profit Margin	2.0%	20.8%	-1880bps
Net Income	$0.1	$8.1	-98.4%
Diluted Earnings per share	$0.01	$0.84	-98.5%
Adjusted EBITDA	$(2.0)	$14.9	-113.2%
Adjusted EBITDA Margin	(2.4)%	15.5%	-1790bps
Full Year 2022 Summary

(in millions, except per share and margin)	2022	2021	Change
Net Sales	$414.1	$334.7	23.7%
Gross Profit	$56.5	$60.8	-7.0%
Gross Profit Margin	13.7%	18.2%	-450bps
Net Income	$22.1	$20.2	9.0%
Diluted Earnings per share	$2.12	$2.14	-1.0%
Adjusted EBITDA	$36.0	$44.3	-18.7%
Adjusted EBITDA Margin	8.7%	13.2%	-450bps
________________
1Company management has previously articulated its intent to reduce operations at the Company's facility in Munhall, PA, specifically its galvanized pipe and tube operations. The majority of the galvanized reduction has been completed as of March 31, 2023, and the Company is currently evaluating strategic alternatives for the operations at this facility.

Management Commentary
“Although we certainly faced some challenges during the last two quarters of the year, I don’t want that to take away from the progress we made throughout 2022 towards operational excellence,” said Chris Hutter, president and CEO of Ascent. “This year proved to be another step in the right direction as we made tangible progress in growing Ascent Chemicals, rebranded our entire organization for a more seamless go-to-market strategy and made significant investments to improve internal processes that we believe will further streamline our operations. While these efforts are ongoing, we believe our top-down approach to eliminating inherited inefficiencies and more purposefully rebuilding the operational mindset of the organization is positioning Ascent for long-term success.

“As expected, specific items within our tubular products segment negatively impacted our consolidated financial results to close out the year. That said, the bulk of the financial issues were contained to our Munhall, PA facility where we have previously expressed our frustration with the galvanized business we inherited and our belief that this product line is not a meaningful part of our long-term business plan. As we began the process of evaluating strategic alternatives for the Munhall facility, we significantly reduced our galvanized business there, which led to the facility becoming meaningfully unprofitable in the fourth quarter. As of today, we are no longer producing galvanized products at Munhall and, excluding this facility, our consolidated results were in-line with expectations.

“Ascent Chemicals remained a stalwart during the fourth quarter with year-over-year growth across the top line and a minimal decline in the bottom line as the pricing environment continued to stabilize. We are pleased with the overall profile of this segment given its stable customer base and high margin, recurring revenue that we believe can provide a solid base for us to meaningfully grow over the long-term. Our sales pipeline for Ascent Chemicals in 2023 remains strong, and we believe the foundation we have built more easily allows us to incorporate adjacent products and new offerings as the broader M&A landscape begins to open up. We believe that our specialty chemicals segment has significant long-term growth potential, and we are confident in the ability of our team to seize these opportunities.

“Overall, we believe we are on a path toward sustained profitable growth over the long-term. To achieve this, we will focus on providing best-in-class products and services, investing in technology and automation to improve efficiencies, and pursuing strategic acquisitions within the specialty chemicals segment that meet our return thresholds. Our dedicated team remains steadfast in their commitment to delivering long-term value to our shareholders through a culture of hard work and performance-based results.”

Fourth Quarter 2022 Financial Results
Net sales were $81.6 million compared to $95.7 million in the prior year period, primarily attributable to a reduction in low-margin sales within the tubular products segment, partially offset by year-over-year growth in the specialty chemicals segment.

Gross profit was $1.6 million, or 2.0% of net sales, compared to $19.9 million, or 20.8% of net sales, in the fourth quarter of 2021. The decrease is primarily attributable to the aforementioned decline in net sales within the tubular products segment, along with increased input and labor costs and a slightly unfavorable product mix over the prior year.

Net income was $0.1 million, or $0.01 diluted earnings per share, compared to $8.1 million, or $0.84 diluted earnings per share, in the fourth quarter of 2021. The decline is primarily attributable to the aforementioned lower gross profit, accelerated depreciation and amortization charges related to the strategic reassessment of certain operations within the tubular products segment, and an increase in corporate expenses to optimize internal processes, partially offset by an income tax benefit associated with the ceased Palmer operations.

Adjusted EBITDA was $(2.0) million compared to $14.9 million in the fourth quarter of 2021. Adjusted EBITDA margin was (2.4)% compared to 15.5% in the prior year period. The decrease is primarily attributable to the aforementioned lower net sales, the bulk of which were contained in one operating site that the Company is in the process of meaningfully contracting, and an increase in corporate expenses.

Full Year 2022 Financial Results
Net sales increased 24% to $414.1 million compared to $334.7 million in 2021. The increase was primarily attributable to a more favorable pricing environment in the first half of the year, partially offset by a lower volume of products shipped due to product mix shifts to meet long-term profitability objectives.

Gross profit was $56.5 million, or 13.7% of net sales, compared to $60.8 million or 18.2% of net sales in 2021. The modest decrease was primary attributable to an increase in raw materials and freight costs.

Net income increased 9% to $22.1 million, or $2.12 diluted earnings per share, compared to $20.2 million, or $2.14 diluted earnings per share in 2021. The increase was primarily attributable to the aforementioned increase in net sales and an income tax benefit that wasn’t recognized in the prior year period.

Adjusted EBITDA was $36.0 million compared to $44.3 million in 2021. Adjusted EBITDA as a percentage of net sales was 8.7% compared to 13.2% in the prior year. The slight decline is primarily attributable to lower operating margins in the tubular products segment compared to the prior year.

Segment Results
Ascent Tubular – net sales in the fourth quarter of 2022 were $58.1 million compared to $73.8 million in the fourth quarter of 2021. Operating loss in the fourth quarter was $4.3 million compared to operating income of $11.8 million in the prior year period. Adjusted EBITDA in the fourth quarter was $(1.6) million compared to $13.8 million in the prior year period. As a percentage of segment net sales, adjusted EBITDA was (2.8)% compared to 18.7% in the fourth quarter of 2021.

Net sales in 2022 increased 15% to $306.6 million compared to $267.2 million in 2021. Operating income in 2022 was $27.6 million compared to $33.6 million in the prior year. Adjusted EBITDA in 2022 was $35.8 million compared to $43.0 million in the prior year. As a percentage of segment net sales, adjusted EBITDA was 11.7% compared to 16.1% in 2021.

Ascent Chemicals – net sales in the fourth quarter of 2022 increased 7% to $23.5 million compared to $21.9 million in the fourth quarter of 2021. Operating income in the fourth quarter was $0.9 million compared to $1.7 million in the prior year period. Adjusted EBITDA in the fourth quarter was $2.0 million compared to $2.5 million in the prior year period. As a percentage of segment net sales, adjusted EBITDA was 8.6% compared to 11.7% in the fourth quarter of 2021.

Net sales in 2022 increased 59% to $107.5 million compared to $67.5 million in 2021. Operating income in 2022 increased significantly to $7.0 million compared to $3.7 million in the prior year. Adjusted EBITDA in 2022 increased 80% to $11.8 million compared to $6.5 million in the prior year. As a percentage of segment net sales, adjusted EBITDA increased 120 basis points to 10.9% compared to 9.7% in 2021.

Liquidity
As of December 31, 2022, total debt was $71.5 million under the Company’s revolving credit facility, compared to $70.4 million at December 31, 2021. As of the end of 2022, the Company had $37.6 million of remaining available borrowing capacity under its revolving credit facility, compared to $39.4 million at December 31, 2021.

For the year ended December 31, 2022, the Company repurchased 110,404 shares at an average cost of $12.16 per share for approximately $1.3 million.

Conference Call
Ascent will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2022.

Ascent management will host the conference call, followed by a question-and-answer period.
Date: Friday, March 31, 2023
Time: 8:30 a.m. Eastern time
Live Call Registration Link: Here
Webcast Registration Link: Here

To access the call by phone, please register via the live call registration link above or here and you will be provided with dial-in instructions and details. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will also be broadcast live and available for replay via the webcast registration link above or here. The webcast will be archived for one year in the investor relations section of the Company’s website at www.ascentco.com.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Ascent, please visit its web site at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income.

Management believes that these non-GAAP measures are useful because they are key measures used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions as well as allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Company Contact
Aaron Tam
Chief Financial Officer
1-630-884-9181
Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gatewayir.com

Ascent Industries Co.
Condensed Consolidated Balance Sheets
($ in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,441	$2,021
Accounts receivable, net of allowance for credit losses of $1,250 and $216, respectively	45,120	50,126
Inventories, net	114,452	103,249
Prepaid expenses and other current assets	8,982	3,728
Assets held for sale	380	855
Total current assets	170,375	159,979
Property, plant and equipment, net	42,346	43,720
Right-of-use assets, operating leases, net	29,224	30,811
Goodwill	11,389	12,637
Intangible assets, net	10,387	14,382
Deferred income taxes	1,353	—
Deferred charges, net	203	302
Other non-current assets, net	3,766	4,171
Total assets	$269,043	$266,002

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$22,731	$32,318
Accounts payable - related parties	—	2
Accrued expenses and other current liabilities	6,560	12,407
Current portion of note payable	387	—
Current portion of long-term debt	2,464	2,464
Current portion of earn-out liabilities	—	1,961
Current portion of operating lease liabilities	1,056	1,104
Current portion of finance lease liabilities	280	233
Total current liabilities	33,478	50,489
Long-term debt	69,085	67,928
Long-term portion of operating lease liabilities	30,911	32,059
Long-term portion of finance lease liabilities	1,242	1,414
Deferred income taxes	—	2,433
Other long-term liabilities	68	89
Total non-current liabilities	101,306	103,923

Commitments and contingencies

Shareholders' equity:
Common stock, par value $1 per share; authorized 24,000,000 shares; issued 11,085,103 shares	11,085	11,085
Capital in excess of par value	47,021	46,058
Retained earnings	85,146	63,080
	143,252	120,223
Less: cost of common stock in treasury - 924,504 and 918,471 shares, respectively	(8,993)	(8,633)
Total shareholders' equity	134,259	111,590
Total liabilities and shareholders' equity	$269,043	$266,002
Note: The condensed consolidated balance sheets at December 31, 2022 and 2021 have been derived from the audited consolidated financial statements at that date.

Ascent Industries Co.
Condensed Consolidated Statements of Income - Comparative Analysis (Unaudited)
($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales
Tubular Products	$58,087	$73,799	$306,605	$267,238
Specialty Chemicals	23,473	21,868	107,542	67,477
	$81,560	$95,667	$414,147	$334,715
Operating income (loss)
Tubular Products	$(4,323)	$11,767	$27,607	$33,561
Specialty Chemicals	860	1,658	6,971	3,656

Corporate
Unallocated corporate expenses	(2,761)	(1,690)	(12,997)	(6,828)
Acquisition costs and other	(363)	(800)	(1,200)	(1,001)
Proxy contest costs and recoveries	—	—	—	(168)
Earn-out adjustments	—	(442)	7	(1,872)
Total Corporate	(3,124)	(2,932)	(14,190)	(9,869)
Operating income (loss)	(6,587)	10,493	20,388	27,348
Interest expense	1,104	418	2,742	1,486
Loss on extinguishment of debt	—	—	—	223
Change in fair value of interest rate swap	—	—	—	(2)
Other, net	(34)	(10)	(209)	143
Income (loss) before income taxes	(7,657)	10,085	17,855	25,498
Income tax provision (benefit)	(7,784)	2,018	(4,211)	5,253
Net income	$127	$8,067	$22,066	$20,245

Net income per common share
Basic	$0.01	$0.85	$2.16	$2.17
Diluted	$0.01	$0.84	$2.12	$2.14

Average shares outstanding
Basic	10,213	9,518	10,230	9,340
Diluted	10,416	9,617	10,410	9,456

Other data:
Adjusted EBITDA[1]	$(1,964)	$14,861	$36,021	$44,308
1The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, proxy contest costs and recoveries, loss on extinguishment of debt, earn-out adjustments, realized and unrealized (gains) and losses on investments in equity securities and other investments, retention costs and restructuring & severance costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA.

Ascent Industries Co.
Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended December 31,
	2022	2021
Operating activities
Net income	$22,066	$20,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	8,722	7,547
Amortization expense	3,995	2,794
Amortization of debt issuance costs	99	95
Asset impairments	—	233
Loss on extinguishment of debt	—	223
Deferred income taxes	(4,211)	(2,071)
Earn-out adjustments	(7)	1,872
Payments of earn-out liabilities in excess of acquisition date fair value	(662)	(138)
Provision for (reduction of) losses on accounts receivable	1,034	(398)
Provision for losses on inventories	3,052	1,649
Loss (gain) on disposal of property, plant and equipment	27	(848)
Non-cash lease expense	414	481
Non-cash lease termination loss	—	5
Change in fair value of interest rate swap	—	(2)
Payments for termination of interest rate swap	—	(46)
Issuance of treasury stock for director fees	364	132
Stock-based compensation expense	1,407	799
Changes in operating assets and liabilities:
Accounts receivable	3,972	(16,185)
Inventories	(13,779)	(18,873)
Other assets and liabilities	(12)	(55)
Accounts payable	(10,277)	10,835
Accounts payable - related parties	(2)	2
Accrued expenses	(2,702)	1,506
Accrued income taxes	(7,923)	9,253
Net cash provided by operating activities	5,577	19,055
Investing activities
Purchases of property, plant and equipment	(5,074)	(1,497)
Proceeds from disposal of property, plant and equipment	99	1,400
Acquisitions, net of cash acquired	—	(32,564)
Net cash (used in) provided by investing activities	(4,975)	(32,661)
Financing activities
Borrowings from long-term debt	443,363	215,528
Proceeds from note payable	967	—
Proceeds from the issuance of common stock related to Rights Offering	—	10,010
Proceeds from the exercise of stock options	175	109
Payments on long-term debt	(442,206)	(206,505)
Payments on note payable	(580)	—
Principal payments on finance lease obligations	(266)	(92)
Payments on earn-out liabilities	(1,292)	(3,494)
Repurchase of common stock	(1,343)	—
Payments for deferred financing costs	—	(165)
Net cash used in financing activities	(1,182)	15,391
(Decrease) increase in cash and cash equivalents	(580)	1,785
Cash and cash equivalents, beginning of period	2,021	236
Cash and cash equivalents, end of period	$1,441	$2,021

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Consolidated
Net income	$127	$8,067	$22,066	$20,245
Adjustments:
Interest expense	1,104	418	2,742	1,486
Change in fair value of interest rate swap	—	—	—	(2)
Income taxes	(7,784)	2,018	(4,211)	5,253
Depreciation	2,343	2,088	8,722	7,547
Amortization	1,407	754	3,995	2,794
EBITDA	(2,803)	13,345	33,314	37,323
Acquisition costs and other	363	800	1,200	1,001
Proxy contest costs and recoveries[1]	—	—	—	168
Shelf registration costs	12	—	12	—
Loss on extinguishment of debt	—	—	—	223
Earn-out adjustments	—	442	(7)	1,872
Loss on investment in equity securities and other investments	—	—	—	363
Asset impairments	—	—	—	233
Gain on lease modification	—	—	(2)	—
Stock-based compensation	308	103	1,016	799
Non-cash lease expense	92	108	414	481
Retention expense	—	6	—	500
Restructuring and severance costs	64	57	74	1,345
Adjusted EBITDA	$(1,964)	$14,861	$36,021	$44,308
% sales	(2.4)%	15.5%	8.7%	13.2%
1Proxy contest costs and recoveries for the year months ended December 31, 2021 are reimbursements of documented, out-of-pocket costs to Privet and UPG partially offset by insurance recoveries for costs related to the 2020 shareholder activism.

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Tubular Products
Net income (loss)	$(4,392)	$11,335	$27,644	$31,893
Adjustments:
Interest expense	—	—	1	—
Depreciation expense	1,375	1,293	4,814	5,485
Amortization expense	1,217	680	3,092	2,721
EBITDA	(1,800)	13,308	35,551	40,099
Acquisition costs and other	96	—	96	—
Earn-out adjustments	—	442	(7)	1,872
Stock-based compensation	36	54	100	129
Retention expense	—	6	—	500
Restructuring and severance costs	20	—	20	363
Tubular Products Adjusted EBITDA	$(1,648)	$13,810	$35,760	$42,963
% segment sales	(2.8)%	18.7%	11.7%	16.1%

Specialty Chemicals
Net income	$852	$1,588	$6,935	$3,589
Adjustments:
Interest expense	9	9	36	11
Depreciation expense	949	768	3,846	1,932
Amortization expense	191	73	903	73
EBITDA	2,001	2,438	11,720	5,605
Acquisition costs and other	—	61	—	61
Asset impairments	—	—	—	233
Stock-based compensation	12	(8)	41	165
Non-cash lease expense	—	—	2	—
Restructuring and severance costs	8	57	8	484
Specialty Chemicals Adjusted EBITDA	$2,021	$2,548	$11,771	$6,548
% segment sales	8.6%	11.7%	10.9%	9.7%